Exhibit 19.1

	Policy Grouping:	Legal and Compliance	Effective Date:	01/07/03 Rev. 11/20/24
	Subject:	Insider Trading Policy Amended and Restated	Index:	013.005
NN, Inc.	Approvals:	APPROVED BY THE BOARD OF DIRECTORS OF NN, INC.
Corporate Policies and Procedures

This Policy can only be amended by approval of the NN, Inc. Board of Directors
I.    Purpose:
To prescribe corporate policy regarding the trading the of Company’s securities under Securities and Exchange Act Rules 10b-5, 10b5-1 and 10b5-2.
II.    Scope:
This policy applies to all “Insiders” including officers, directors, shareholders holding significant amounts of Company stock, employees, and consultants of the NN, Inc. and its divisions and subsidiaries. Also see the NN, Inc. Code of Ethics (CP&P 1.010).
III.    Forms:
See attached policy.
IV.    Definitions:
None.
VI.    Responsibility:
All directors, officers, employees, and consultants of NN, Inc., its subsidiaries and divisions and shareholders with significant amounts of Company Stock, are responsible for adherence to this policy.
V.    Instructions:
None.

AMENDED AND RESTATED INSIDER TRADING POLICY
Effective Date: November 20, 2024
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in NN, Inc.’s (the “Company”) securities, is prohibited by the federal securities laws. Regulatory authorities, such as the Securities and Exchange Commission (the “SEC”) and the Department of Justice, concentrate their efforts on the individuals who trade, or who tip inside information to others who trade as well as the companies and other controlling persons who fail to take reasonable steps to prevent insider trading by company personnel.
The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government and others under the federal securities laws include administrative sanctions; civil injunctions; damage awards to private plaintiffs; disgorgement of all profits; civil fines of up to three times the amount of profit gained or loss avoided; criminal fines of up to $5,000,000; jail sentences of up to 20 years; civil fines for the employer or other controlling person of a violator of up to the greater of $2,300,000 or three times the amount of profit gained or loss avoided by the violator; and criminal fines for the employer or other controlling person of up to $25,000,000.
Penalties for insider trading, therefore, can extend significantly beyond any profits made or losses avoided both for individuals engaging in such unlawful conduct and their employers. Insider trading can also violate other federal and state civil or criminal laws, such as mail and wire fraud statutes.
The Board of Directors of the Company has adopted this Insider Trading Policy (this “Policy”) to prevent insider trading as well as to help Company personnel avoid the consequences and penalties associated with a violation of the insider trading laws. Since anyone analyzing a transaction involving the Company’s securities by any employee of the Company will be doing so with perfect hindsight, this Policy is intended to prevent even the appearance of improper conduct on the part of any employee, or any other individual associated with the Company. If you have any questions after reviewing this Policy, you should consult the Company’s General Counsel.
I.    Explanation of Insider Trading
A.    In General.
Under Rules 10b-5, 10b5-1 and 10b5-2 under the Securities Exchange Act of 1934, no person who, by virtue of his or her position or relationship to the Company, has access to material nonpublic information concerning the Company or its prospects shall buy or sell stock of the Company or otherwise use the information to his or her own advantage or pass the information on, directly or indirectly, to others who engage in such transactions. Rules 10b-5, 10b5-1 and 10b5-2 prohibit:

•Trading by insiders while in possession or aware of material nonpublic information;
•Trading by persons other than insiders while in possession or aware of material nonpublic information where the information either was communicated in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•Communicating material nonpublic information to others who have no need to know, or “tipping,” including recommending the purchase or sale of a security while in possession of such information.
Buying or selling the Company’s stock while in possession or aware of such information, regardless of whether the transaction would have taken place even if the individual did not possess or become aware of undisclosed material information, may give rise to a variety of individual or derivative civil claims, as well as to SEC injunctive action and, in some circumstances, criminal penalties. In addition, litigation involving charges of this nature can result in a good deal of adverse publicity and embarrassment for the Company and those who manage it.
B.    Materiality of Information.
Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
•significant changes in the Company’s prospects, including the gain or loss of a substantial customer or supplier;
•award or loss of a significant contract;
•significant write-downs in assets or increases in reserves;
•material impairments, write-offs or restructurings;
•Company, competitor or supplier bankruptcies or liquidity concerns or material developments;
•financial results (expected or unexpected) or information including earnings, forecasts or targets;
•major changes in senior management, board of directors or a change in control of the Company;
•stock splits or changes in dividends;

•significant borrowing or financing developments, including liquidity concerns, defaults under debt obligations, or the failure to maintain financial covenants under the Company’s credit facilities;
•changes in debt ratings;
•change of independent registered public accounting firm;
•major changes in accounting methods or policies;
•material weakness in internal controls of financial reporting;
•significant product defects, modifications or recalls;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements or purchases or sales of substantial assets;
•the sale of a significant subsidiary;
•proposed offerings of Company securities;
•cybersecurity risks and incidents, including vulnerability and breaches;
•major environmental incidents; and
•significant legal or regulatory developments, including significant litigation or governmental agency investigations.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether information is material, you should consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.
1.    Nonpublic Information.
Information is “nonpublic” when it is not available to the general public. For information to be considered public, it must be widely disseminated by the Company through appropriate channels in a manner that makes it generally available to all investors, usually through a press release, a filing with the SEC, or a widely disseminated statement from a senior officer. The circulation of rumors, even if accurate and reported in the media, does not in itself constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse before trading in order for the market to react to newly announced information. While technological advances have resulted in rapid dissemination of corporate information, in general one should allow a waiting period of at least 48 hours prior to trading following publication.
2.    Who is an Insider?
“Insiders” include officers, directors, shareholders holding a significant amount of Company stock, employees, and consultants of a company. An “insider” may become a “non-insider” for several reasons, including, but not limited to: (1) changing positions within the Company, such that that person is no longer an officer, director, shareholder holding a significant amount of Company stock, employee, or consultant of the Company, or (2) terminating employment with the Company.
Insiders have independent fiduciary duties to their company and its stockholders not to trade on material nonpublic information relating to the Company’s securities. All employees and directors of the Company should consider themselves insiders with respect to material nonpublic information about the Company and must not trade any securities of the Company while in possession of material nonpublic information relating to the Company nor “tip” (i.e., communicate, except on a need-to-know basis) such information to others. Furthermore, if you are in possession of material non-public information when your employment terminates, you may not trade in Company securities nor “tip” until that information has become public or is no longer material.
Persons can become temporary insiders by virtue of having access to confidential information about a company with which they have a special confidential relationship. Temporary insiders acquire fiduciary duties to the stockholders of that company not to trade when in possession of material nonpublic information relating to that company or its securities. An outsider can become and remain a temporary insider with respect to all material nonpublic information received from a company during consideration of a possible transaction, even if the transaction is not ultimately consummated. Temporary insiders can include, among others, lawyers, accountants, consultants, public relations personnel, and investment bankers. For example, it is possible that the Company or employees or directors of the Company may be considered temporary insiders of another company with which the Company has a business relationship such as franchisees, suppliers, joint venture partners or others.
3.    Tipping.
An insider may be liable for tipping by communicating on other than a need-to-know basis material nonpublic information in his or her possession to third parties or recommending the purchase or sale of a security while in possession of such information, particularly if the insider receives a direct or indirect personal benefit from the tip. The benefit received need not be in the form of a monetary gain - it also can be in the form of a gift to friends or relatives, a reputational benefit or a relationship which suggests an exchange of benefits. Because of these rules, an insider may be in violation of this Policy and applicable law for trading by members of the insider’s immediate family or personal household or entities over which the insider exercises control.
4.    Insider Trading by Persons Other Than Insiders.
“Tippees” are persons who obtain material nonpublic information by, among other things, receiving overt tips from insiders or others or overhearing conversations at social, business or other gatherings. Tippees generally inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them. Just as insiders are liable for the trading of their tippees, tippees may be liable for passing information along to others who trade.
Moreover, virtually anyone can be liable for illegal trading when material nonpublic information is misappropriated from a person or entity to which a duty of trust and confidence is owed. Any material nonpublic information acquired as a result of the relationship of trust and confidence, such as between an employer and its employees, which is subsequently traded on, or tipped, to one’s own advantage in abuse of that relationship, constitutes misappropriation. Therefore, even absent a fiduciary duty to stockholders, a person can be liable for insider trading when a relationship of trust and confidence exists with another.
5.    Examples of Insider Trading.
The Securities and Exchange Commission has identified and taken action involving the following examples of insider trading:
•corporate officers, directors, and employees who traded the corporation’s securities after learning of significant confidential corporate developments;
•friends, business associates, family members, and other tippees of such officers, directors, and employees, who traded the securities after receiving such information;
•employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded;
•government employees who learned of such information in the course of their employment; and
•other persons who misappropriated, and took advantage of, confidential information learned from their employers.
II.    Policy Statement
A.    Prohibiting Insider Trading.
No insider shall, directly or indirectly, purchase or sell any security issued by the Company or any other entity, including any company with which the Company has any business relationship (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), such as, for example, customers, suppliers, or joint venture partners, while in possession of material nonpublic information relating to the security or its issuer. “Directly or indirectly” includes trading for oneself, for the Company, or for anyone else, including another employee, friend, or family member. No insider shall directly or indirectly communicate or otherwise disclose material nonpublic information to anyone, either inside or outside of the Company, except as required on a need-to-know basis consistent with this Policy, nor recommend to anyone the purchase or sale of a security with regard to which he or she is aware of any material nonpublic information (decisions regarding the timing and substance of public disclosure of material nonpublic information concerning the Company will be made only by the Board of Directors or appropriate duly authorized officers). Any activities in violation of this Policy could result in the Company imposing serious sanctions, including immediate dismissal from employment and in criminal and civil fines and penalties.
1.    An insider may sell or purchase Company securities at a time when he or she possesses material nonpublic information, provided the insider had entered into a pre-approved binding contract to trade or adopted a written plan (such contract or plan, a “Rule 10b5-1 Sale Plan”), which has been pre-approved by the General Counsel and Chief Executive Officer (together, the “Approving Officers”) (or, if revised or amended, such proposed revisions or amendments have been reviewed and pre-approved by the Approving Officers), and such Rule 10b5-1 Sale Plan:
(A)    provides that no trades may occur until the expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until that time;
(B)    was entered into in good faith by the insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the covered person is not in possession of material non-public information; and, if the insider is a director or officer, the Rule 10b5-1 Sale Plan must include representations by the insider certifying to that effect;
(C)    either (i) gives a third party discretionary authority to execute such purchases or sales, outside the control of the insider, so long as such third party does not possess any material non-public information about the Company; or (ii) explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
(D)    is the only outstanding Rule 10b5-1 Sale Plan entered into by the insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).
No Rule 10b5-1 Sale Plan may be adopted during an Event-Specific Black Out Period.
If you are considering entering into, modifying or terminating a Rule 10b5-1 Sale Plan or have any questions regarding Rule 10b5-1 Sale Plans, please contact the Approving Officers. You should consult your own legal and tax advisors before entering into, or modifying or terminating, a Rule 10b5-1 Sale Plan. A trading plan, contract, instruction or arrangement will not qualify as a Rule 10b5-1 Sale Plan without the prior review and approval of the Approving Officers as described above.
2.    Insiders should purchase securities of the Company, if at all, for investment purposes only, and not for short-term trading or speculation. The following do not violate this Policy:
(A)    Exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award, or vesting of equity-based awards, that in each case do not involve a market sale of the Company securities.
(B)    Acquisitions or dispositions of Company securities under the Company’s 401(k) plan or the Company’s employee stock purchase plan.
(C)    Other purchases of securities from the Company or sales of securities to the Company.
B.    Black Out Periods
Additionally, the Company has adopted the procedures listed below to help prevent insider trading by officers, directors, and certain other insiders:
1.    No officers, directors or other insiders described generally on Schedule I or designated by an Approving Officer (“Covered Persons”) shall trade in the Company’s securities during the following Event-Specific Black Out Periods:
(A)    beginning Seven (7) days prior to the end of a fiscal quarter or fiscal year through (i) the second business day after the public dissemination of earnings for that period if such dissemination occurs before the opening of the market, or (ii) the third business day after the public dissemination of earnings for that period if such dissemination occurs after the opening of the market; and
(B)    any other period of time designated by the Company in a written notice.
2.    No Covered Person, and no family members of a Covered Person shall trade in the Company’s securities without first having obtained clearance from the Approving Officers. All individuals described in this paragraph must obtain clearance from the Approving Officers, regardless of whether such individuals possess or are aware of inside information, prior to: (1) exercising options; or (2) trading Company securities on behalf of themselves or others. Attached, as Exhibit A, is the Pre-Clearance Form which specifies the information that must be submitted when requesting pre-clearance of any such transaction.
(A)    The Pre-Clearance Form, attached as Exhibit A, must be submitted to the Approving Officers at least forty-eight (48) hours prior to any transaction requiring such pre-clearance. The Approving Officers are under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the transaction.

(B)    Any clearance by the Approving Officers only applies to the transaction described in the Pre-Clearance Form and will only be effective for seventy-two (72) hours unless either of the Approving Officers revokes the pre-clearance prior to the expiration of the seventy-two (72) hour period. Even if the Approving Officers clear a transaction, the Covered Person has the ultimate responsibility for complying with this Policy.
(C)    The Approving Officers will not approve any transaction that would violate this Policy. In addition, the Approving Officers will not approve a proposed transaction in the following instances: (i) when there exists significant inside information that is deemed to be material; (ii) during a blackout period corresponding to the announcement of earnings; and (iii) during any event which is material to the Company and is known by only a few officers or executives (an “Event-Specific Black Out Period”). The SEC has implemented rules which prohibit directors and executive officers from trading in the Company’s securities during a pension plan blackout period that prevents plan participants or beneficiaries from engaging in equity securities transactions, if the equity security was acquired in connection with the director’s or executive officer’s service or employment as a director or executive officer. The Approving Officers will not approve any transaction that would violate these rules. In any of these instances, the pre-clearance applicant may not be informed of the reasons that the proposed transaction is disapproved.
3.    The Approving Officers may, on a case-by-case basis, authorize trading in Company securities during the applicable Event-Specific Black Out Period in writing due to financial hardship or other hardships only if:
(A)    The Covered Person has notified the Approving Officers in writing, at least forty-eight (48) hours prior to the transaction, of the circumstance of the hardship and the amount and nature of the proposed trade(s); and
(B)    The Covered Person trading has certified to the Approving Officers in writing no earlier than two (2) business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company.
It is highly unlikely the Approving Officers will grant a hardship exemption under this Policy during an Event-Specific Black Out Period.
4.    The existence of the foregoing approval procedures does not in any way obligate the Approving Officers to approve of any trade requested by any of the individuals included above. The Approving Officers may reject any trading requests in his or her sole discretion.
5.    The Company considers it improper for any Covered Person to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that Covered Persons may not engage in any of the following transactions:

(A)    Short-term Trading. Any Covered Person who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase.
(B)    Short Sales. Short sales of the Company’s securities are prohibited by this Policy.
(C)    Publicly Traded Options. Transactions in puts, call or other derivative securities, on an exchange or in any other organized market, are prohibited under this Policy.
(D)    Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Covered Persons are prohibited from engaging in such transactions.
6.    Margin Accounts and Pledges. Any Covered Person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Approving Officers at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge.
7.    The Company requires that a Covered Person and/or the Covered Person’s broker promptly provide to the General Counsel any and all information necessary for the completion and timely filing of a Form 4 with respect to any transaction that involves the trading of the Company’s securities by such Covered Person.
C.    Confidentiality of Information.
All insiders are expected to maintain the confidentiality of nonpublic information acquired in the course of their employment, whether about the Company or any other company. Such information should not be disclosed to any person, inside or outside the Company, except as required on a need-to-know basis. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an Internet “chat room” or similar Internet-based forum.
The utmost care must be taken at all times with regard to conversations or handling of documents in public places, such as in restaurants, elevators, or airplanes. Insiders should be sensitive to the risk of inadvertent disclosure. For example, telephone conversations or meetings in which confidential information is discussed should be conducted behind closed doors. The individual in charge of a confidential matter should impose the security measures he/she deems necessary and appropriate under the circumstances to minimize the risk of premature or inadvertent disclosure and should caution other persons with access to the confidential materials about the sensitive nature of the material and remind them of their obligations under this Policy.

Security procedures for confidential material should include, but are not limited to, the following:
1.    Documents being transported inside or outside the premises should be kept in envelopes or folders.
2.    Envelopes or folders marked “Personal” or “Confidential” are only to be opened by the addressee.
3.    When particularly sensitive information is involved, additional precautions should be taken, including (a) sealing such information in envelopes marked “Confidential” when transmitted by mail or messenger inside or outside the premises; (b) keeping such information in locked cabinets, drawers, or other secure places, especially when one is not in the office; (c) shredding confidential materials when no longer needed, including superseded drafts; (d) imposing restrictions on access to computer files; and (e) arranging for special handling of sensitive files.
4.    Duplication and circulation of documents containing confidential information should be held to a minimum.
5.    Visitors to the Company premises should be escorted to and from the reception area and should not be allowed to wander through the offices at any time.
D.    Application of Policy.
This Policy applies to all insiders (see Section I, B.2 for the definition of an insider), their spouses, all individuals living in the insider’s household, and any family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or are subject to his or her influence or control (such as parents or children of the insider who consult with the insider before they trade in Company securities). In addition, this Policy continues to apply to all of these parties’ transactions in Company stock for a period of six (6) months after the insider has become a non-insider for any reasons, including, but not limited to: changing employment positions within the Company or terminating his or her employment with the Company. Each insider and non-insider is responsible for compliance with this Policy by these related persons.
Individuals are encouraged to contact the Company’s General Counsel or Chief Executive Officer if they suspect a violation of this Policy has occurred or is occurring.
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.

Revision Date	Description of Change	Authored By/Revised By
01/07/03	Initial Policy	Unknown
01/21/16	Revision	Matthew S. Heiter
11/29/23
Add reference to general counsel
Revise definitions of “material information,” “nonpublic information,” include immediate family members to “insider” definition.
Expand details of “Statement of Policy Prohibiting Insider Trading,” that require pre-approval of sell or purchase company securities.
Richard Mattern (Bass Berry Sims - outside counsel)
11/20/24
Insider Trading Policy will be filed as an exhibit to 10K.
Clarifies approving officers.
Allows use of pre-clearance form (Exhibit A to policy)
Removes certification requirement by all employees.
Expands definition of Covered Person that require pre-clearance and subject to event specific blackout periods.
Jami Statham

SCHEDULE I
Directors of the Company
Executive Officers of the Company who are subject to SEC Section 16(b) short swing profit prohibitions
Vice Presidents of the Company
Certain designated employees in the Finance and Accounting Department, Legal Department, and Treasury Department
Any other person designated by the Company on the basis of their functional role
Executive Administrative Assistants of any of the above-listed individuals
The spouse, parent, sibling or child of any of the persons listed above

EXHIBIT A
PRE-CLEARANCE OF TRADING IN
NN, INC. SECURITIES
This information may be provided by filling out this form and forwarding it to the Approving Officers or by sending an email to the Approving Officers which contains all of the information required by this form.
Name:                    ______________________________
DESCRIPTION OF PROPOSED
TRANSACTION:            ______________________________
______________________________
______________________________
(Open Market Purchase or Sale, Gift, Transfer to a Trust, Changes in Ownership, Transactions in Employee Benefit Plans, etc.)
NUMBER OF SHARES TO BE
PURCHASED/SOLD:            ______________________________
HOW SHARES TO BE DISPOSED OF OR
ACQUIRED ARE TITLED:            ______________________________
IF A DISPOSITION, THE DATE YOU
ORIGINALLY ACQUIRED THE SHARES:______________________________
ANY TRANSACTION IN THE LAST
SIX MONTHS? IF SO, PLEASE DESCRIBE:
WHERE WE CAN REACH YOU IN THE NEXT FEW DAYS TO ASK QUESTIONS OR OBTAIN YOUR SIGNATURE:
______________________________
Address
______________________________
Telephone
Submitted to General Counsel and Chief Executive Officer this ____ day of _____________, 20__.
______________________________
Signature